Misonix Contact: Richard Zaremba	Investor Relations Contact: Kevin M. McGrath
Chief Financial Officer	Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com

MISONIX REPORTS AN INCREASE IN REVENUES FOR THE THREE

MONTHS ENDING MARCH 31, 2008

FARMINGDALE, NY – May 8, 2008 -- Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology for the ablation of cancer and other chronic health conditions, today reported financial results for its fiscal year 2008 third quarter ended March 31, 2008. Michael A. McManus, President and Chief Executive Officer and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call tomorrow, Friday, May 9, 2008 at 11:00 a.m. Eastern, to discuss the Company’s third quarter 2008 financial results.

Revenues for the third quarter were $11.8 million, up 11.5%, compared to $10.6 million for the three months ended March 31, 2007. The increase in revenues was due to a $487,000 increase in medical device products sales to $6.5 million and a $732,000 increase in sales of laboratory and scientific products to $5.3 million.

The increase in revenues of medical and diagnostic device products of $487,000 was primarily due to increased sales of the Company’s ultrasonic assisted liposuction and surgical aspirator products. Sales of the SB500® product in the third quarter, a High Intensity Focused Ultrasound (“HIFU”) treatment for prostate cancer, were lower by approximately $485,000 due to the ongoing implementation of a fee-per-use model as an alternative to capital equipment sales. This strategy is intended to deliver a longer life span of revenues and is expected to accelerate market penetration of HIFU.

The increase in sales of laboratory and scientific products of $732,000 was primarily due to an increase in Labcaire product sales.

Net loss for the third quarter fiscal 2008 was $194,000, or $.03 per share, compared to a net loss of $529,000 or $.08 per share for the third quarter of fiscal 2007.

Revenues for the nine months were $33.9 million, up 10%, compared to revenues of $30.9 million for the nine months ended March 31, 2007. The increase in revenues was due to a $772,000 increase in medical device products sales to $17.8 million and a $2.3 million increase in laboratory and scientific products sales to $16.1 million. The transition to fee-per-use has resulted in a reduction of approximately $1.3 million in revenue from capital equipment sales of the SB500 for the first nine months of fiscal 2008.

Net loss for the first nine months of fiscal 2008 was $537,000, or $.08 per share, compared to net loss of $1,048,000, or $.15 per share for the first nine months of fiscal 2007.

The Company reported a backlog of unfilled orders as of March 31, 2008 of $11.4 million compared to $10.7 million as of December 31, 2007. Medical device products backlog was $6.4 million and laboratory and scientific products backlog was $5.0 million.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased to report that revenues for the third fiscal quarter and first nine months have increased from the same periods of fiscal 2007. We also have reduced our losses considerably while continuing to fund the development of new medical devices and their associated market launches.

Among our important initiatives, we continue to develop our sales platform for our line of products using HIFU. These activities include the distribution of the SB500 for HIFU treatment of prostate cancer in Europe on a fee-per-use basis. Although this program is running at about the same level as this period last year, we anticipate the addition of new distribution agreements combined with an intensified sales campaign will expand SB500 utilization in Europe.

We are on track with clinical evaluations using our Sonatherm™ product for HIFU ablation of kidney cancer. We believe our HIFU technology is cutting edge and is being recognized as a unique minimally invasive procedure with many applications. Misonix is one of the few companies with a multiple product platform of potential new HIFU applications. We have worldwide rights to develop and sell products using HIFU technology into the kidney, liver and breast tissue markets. We are very proud of the fact that we are the first company to receive a 510(k) from the Food and Drug Administration for a minimally invasive laparoscopic product using HIFU technology for the treatment of kidney tissue.

I am pleased to announce that we have started shipping our new BoneScalpel™ bone cutting device to Aesculap, our domestic distributor, who is targeting the large neuro/spine market. We are also expanding our domestic marketing for SonicOne™ by adding regional, contract sales agents. SonicOne™ is our ultrasonic wound debridement system, which we believe represents a breakthrough advancement for more effectively cleansing and debriding of chronically infected wounds, such as those contracted by diabetic patients.

Our laboratory and scientific business continues to grow and we have seen a steady improvement in its performance. This business segment greatly assists in funding the development of new ultrasonic devices which we believe will be the dominant growth drivers for our medical device business. Misonix is at the forefront of innovation in the development and manufacturing of ultrasonic surgical devices and we remain excited about our growth opportunities.”

Additional Third Quarter Fiscal 2008 Highlights:

•

Entered into an Agreement with USHIFU, LLC to sell our equity position in Focus Surgery, Inc. (“FSI”). Upon the closing of the transaction Misonix will receive approximately $1.5 million for the value of its equity and a partial repayment of approximately $650,000 debt. Misonix will then receive the remainder of its debt, approximately $650,000 plus interest, within eighteen months of the closing. Misonix will retain all of its present rights, including its present manufacturing rights for the Sonablate® 500, as well as its distribution rights for the treatment of prostate cancer in the European Union and Eastern Europe. Misonix will also retain its worldwide rights to use the FSI-HIFU technology for the treatment of kidney, liver and breast tissue.

•

Introduction and sales of our SonaStar(TM) Ultrasonic Surgical Aspiration System into Ecuador in collaboration with B. Braun Medical, S.A. The SonaStar(TM) system allows physicians to perform the delicate, selective removal of tumors or other abnormal tissue while sparing vessels as much as possible. Ecuador has more than 300 hospitals, and to date, four systems have been sold, shipped, and placed in hospitals.

•

Introduction and sales of our SonaStar(TM) Ultrasonic Surgical Aspiration System into Chile via MD International, Inc., a Miami, Florida based distributor of high technology medical devices that has operating units or sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Panama, and Puerto Rico.

Conference Call

Misonix management will host a conference call and webcast to discuss the Company’s third quarter fiscal year 2008 financial results. The events will be held tomorrow, May 9, 2008, at 11:00 AM Eastern.

The conference call will be broadcast live via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 866-578-5747 (domestic) or 617-213-8054 (international) and entering the reservation code 75659595. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix website following the conclusion of the live broadcasts.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc., which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissues without affecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

# # #

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

(tables follow)

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

	Unaudited March 31, 2008	Derived from audited financial statements June 30, 2007
Assets
Current Assets:
Cash	$1,607,529	$2,900,358
Accounts receivable, net of allowance for doubtful accounts of $222,708 and $313,981, respectively	8,334,961	7,679,466
Inventories, net	12,401,011	11,903,294
Deferred income taxes	1,028,988	1,028,988
Prepaid expenses and other current assets	1,277,836	1,936,243
Total current assets	24,650,325	25,448,349
Property, plant and equipment, net	4,341,773	4,728,367
Deferred income taxes	3,068,901	2,827,009
Goodwill	5,772,022	5,008,549
Other assets	738,317	733,470
Total assets	$38,571,338	$38,745,744
Liabilities and stockholders' equity
Current liabilities:
Revolving credit facilities and note payable	$4,801,356	$4,326,088
Accounts payable	4,965,851	4,872,941
Accrued expenses and other current liabilities	3,884,377	3,957,643
Foreign income taxes payable	690,942	672,330
Current portion of deferred gain from sale and leaseback of building	159,195	160,000
Current maturities of capital lease obligations	296,508	294,257
Total current liabilities	14,798,229	14,283,259
Capital lease obligations	215,810	177,059
Deferred lease liability	356,419	380,068
Deferred income taxes	534,761	300,206
Deferred gain from sale and leaseback of building	1,313,354	1,438,966
Deferred income	397,992	494,261
Total liabilities	17,616,565	17,073,819
Commitments and contingencies
Minority interest	200,628	265,284
Stockholders' equity:
Capital stock, $0.01 par - shares authorized 10,000,000; 7,079,169 issued and 7,001,369 outstanding	70,792	70,792
Additional paid-in capital	25,022,706	24,871,444
Accumulated deficit	(4,279,840)	(3,507,788)
Accumulated other comprehensive income	352,911	384,617
Treasury stock, 77,800 shares	(412,424)	(412,424)
Total stockholders' equity	20,754,145	21,406,641
Total liabilities and stockholders' equity	$38,571,338	$38,745,744

MISONIX, INC. And Subsidiaries

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Net sales	$11,803,026	$10,583,924	$33,935,316	$30,865,888
Cost of goods sold	6,920,580	6,123,927	19,222,501	17,687,270
Gross profit	4,882,446	4,459,997	14,712,815	13,178,618
Selling expenses	1,993,137	2,003,430	5,580,322	5,524,786
General and administrative expenses	2,470,147	2,614,237	7,596,223	7,321,668
Research and development expenses	724,131	735,518	2,369,683	2,383,903
Total operating expenses	5,187,415	5,353,185	15,546,228	15,230,357
Loss from operations	(304,969)	(893,188)	(833,413)	(2,051,739)
Total other income	73,170	81,267	137,950	356,342
Loss before minority interest and income taxes	(231,799)	(811,921)	(695,463)	(1,695,397)
Minority interest in net (loss) income of consolidated subsidiaries	24,269	(38,318)	47,580	(12,819)
Loss before income taxes	(256,068)	(773,603)	(743,043)	(1,682,578)
Income tax benefit	(62,031)	(244,567)	(205,562)	(634,680)
Net loss	($194,037)	($529,036)	($537,481)	($1,047,898)
Net loss per share-basic	($0.03)	($0.08)	($0.08)	($0.15)
Net loss per share-diluted	($0.03)	($0.08)	($0.08)	($0.15)
Weighted average common shares-basic	7,001,369	6,962,802	7,001,369	6,923,044
Weighted average common shares-diluted	7,001,369	6,962,802	7,001,369	6,923,044